FOR IMMEDIATE RELEASE	CONTACT:
Herman F. Dick, Jr. (614) 870-5604

CORE MOLDING TECHNOLOGIES REPORTS RESULTS
FOR THE YEAR AND FOURTH QUARTER ENDED DECEMBER 31, 2010

COLUMBUS, Ohio – March 21, 2011 – Core Molding Technologies, Inc. (NYSE Amex: CMT) today announced results for the year and fourth quarter ended December 31, 2010.

Net income for the year ended December 31, 2010 was $2,433,000, or $.36 per basic and $.34 per diluted share, compared with $1,107,000, or $.16 per basic and diluted share for the year ended December 31, 2009. Excluding a non-cash income tax charge of $1,021,000 related to changes in U.S. healthcare legislation; $1,467,000 ($968,000 net of tax) of expenses for transferring certain operations between the Company’s facilities; and considering the associated impact to profit sharing expense of $293,000 ($194,000 net of tax), net income for the year ended 2010 would have been $4,228,000, or $.62 per basic and $.60 per diluted share.

Total net sales were $100,258,000 in 2010, compared with $83,339,000 in 2009. Product sales increased 18% to $89,903,000 in 2010, up from $76,167,000 in 2009. The increase in product sales was primarily due to higher demand from North American medium and heavy-duty truck customers and recent new business awards. Tooling sales totaled $10,355,000 in 2010 versus $7,172,000 in 2009. Revenue from tooling is sporadic in nature and fluctuates in regard to scope and related revenue on a period to period basis.

Total net sales for the fourth quarter were $31,045,000, compared with $23,229,000 in the same quarter of 2010. Product sales totaled $25,693,000, increasing 17% from $21,892,000 for the fourth quarter of 2009.

Net income for the quarter ended December 31, 2010 was $1,821,000, or $.27 per basic and $.25 per diluted share, compared with $1,740,000, or $.26 per basic and $.25 per diluted share in the fourth quarter of 2009.

“For the year as a whole, we are pleased with our ability to respond to increased demand and with our improved profitability,” said Kevin L. Barnett, President and Chief Executive Officer. “Not only did we see increased demand in 2010 but we also launched several new business programs and successfully transferred business between our facilities to better serve our customers,” continued Barnett.

“Looking forward to 2011 we expect to see continued recovery in our sales. Industry analysts and our truck customers are collectively forecasting meaningful growth throughout 2011 and into 2012. We also intend to keep our focus on improving our products, serving the needs of our customers and growing our business,” said Barnett.

Core Molding Technologies, Inc. is a compounder of sheet molding composites (SMC) and molder of fiberglass reinforced plastics. The Company’s processing capabilities include the compression molding of SMC, resin transfer molding, multiple insert tooling (MIT), spray up and hand lay up processes. The Company produces high quality fiberglass reinforced, molded products and SMC materials for varied markets, including light, medium and heavy-duty trucks, automobiles, automobile aftermarket, personal watercraft and other commercial products. Core Molding Technologies, with its headquarters in Columbus, Ohio, operates plants in Columbus and Batavia, Ohio, Gaffney, South Carolina, and Matamoros, Mexico. More information on Core Molding Technologies can be found at www.coremt.com.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies’ control. These uncertainties and factors could cause Core Molding Technologies’ actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this press release: business conditions in the plastics, transportation, watercraft and commercial product industries; federal and state regulations (including engine emission regulations); general economic conditions in the countries in which Core Molding Technologies operates; dependence upon two major customers as the primary source of Core Molding Technologies’ sales revenues; recent efforts of Core Molding Technologies to expand its customer base; failure of Core Molding Technologies’ suppliers to perform their contractual obligations; the availability of raw materials; inflationary pressures; new technologies; competitive and regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract and retain key personnel; compliance changes to federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; risks related to the transfer of production from Core Molding Technologies Columbus, Ohio facility to its Matamoros production facility; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2009 Annual Report to Shareholders on Form 10-K.

CORE MOLDING TECHNOLOGIES, INC.

Condensed Statements of Income
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	12/31/10	12/31/09	12/31/10	12/31/09
	(Unaudited)	(Unaudited)	(Unaudited)
Product Sales	$25,693	$21,892	$89,903	$76,167
Tooling Sales	5,352	1,337	10,355	7,172

Total Sales	31,045	23,229	100,258	83,339
Cost of Sales	25,333	18,345	83,909	71,914

Gross Margin	5,712	4,884	16,349	11,425
Selling, General and Admin. Expense	3,023	2,053	9,931	8,940

Income Before Interest and Income Taxes	2,689	2,831	6,418	2,485
Interest Expense	102	294	1,342	951

Income before Income Taxes	2,587	2,537	5,076	1,534
Income Tax Expense	766	797	2,643	427

Net Income	$1,821	$1,740	$2,433	$1,107

Net Income per Common Share
Basic	$0.27	$0.26	$0.36	$0.16

Diluted	$0.25	$0.25	$0.34	$0.16

Weighted Average Shares Outstanding:
Basic	6,870	6,798	6,847	6,772

Diluted	7,149	6,843	7,067	6,825

Condensed Balance Sheets
(in thousands)

	As of	As of
	12/31/10	12/31/09
	(Unaudited)
Assets

Cash	$5,657	$4,142
Accounts Receivable	14,746	11,936
Inventories	8,409	7,013
Other Current Assets	3,266	3,431
Property, Plant & Equipment – net	43,343	44,943
Deferred Tax Asset	2,520	6,571
Other Assets	1,121	1,140

Total Assets	$79,062	$79,176

Liabilities and Stockholders’ Equity

Current Portion Long-term Debt	$4,151	$3,675
Accounts Payable	6,488	4,805
Compensation and Related Benefits	3,679	2,401
Accrued Liabilities and Other	1,910	1,387
Long-term Debt and Interest rate swaps	13,932	17,932
Post Retirement Benefits Liability	10,837	18,744
Stockholders’ Equity	38,065	30,232

Total Liabilities and Stockholders’ Equity	$79,062	$79,176